                                                                     Exhibit 2.1
                                                                     -----------

                                                                  EXECUTION COPY
                                                                  --------------



================================================================================



                           STOCK PURCHASE AGREEMENT


                         dated as of December 22, 2000


                                     among


                               CentrPort, Inc.,


                               Modem Media, Inc.


                                      and


                          the Investors named herein



Confidential treatment has been requested for portions of this Exhibit 2.1. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [XXXXX]. A complete version of this Exhibit has been filed with Securities and Exchange Commission.

================================================================================

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I  SALE OF SERIES A PREFERRED STOCK; CLOSING...............................................   1

   1.1     Authorization...........................................................................   1

   1.2     Purchase and Sale.......................................................................   1

   1.3     Closing ................................................................................   2

   1.4     Deferred Payments.......................................................................   2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................   3

   2.1     Organization and Qualification..........................................................   3

   2.2     Authority...............................................................................   3

   2.3     Capital Stock...........................................................................   4

   2.4     Subsidiaries............................................................................   4

   2.5     No Conflicts............................................................................   4

   2.6     Financial Statements; Books and Records.................................................   5

   2.7     Absence of Changes......................................................................   5

   2.8     No Undisclosed Liabilities..............................................................   6

   2.9     Taxes ..................................................................................   7

   2.10    Legal Proceedings.......................................................................   7

   2.11    Compliance with Laws and Orders.........................................................   7

   2.12    Benefit Plans...........................................................................   8

   2.13    Real Property...........................................................................   9

   2.14    Tangible Personal Property..............................................................   9

   2.15    Intellectual Property Rights............................................................   9

   2.16    Contracts...............................................................................  10

   2.17    Licenses ...............................................................................  11

   2.18    Insurance...............................................................................  11

   2.19    Affiliate Transactions..................................................................  11

   2.20    Proprietary Information and Inventions Agreements.......................................  12

   2.21    Registration Rights.....................................................................  12

   2.22    Employees; Labor Relations..............................................................  12

   2.23    Environmental Matters...................................................................  12

   2.24    Brokers ................................................................................  13

   2.25    Accounts Receivable.....................................................................  13

   2.26    Bank Accounts; Powers of Attorney; Proxies..............................................  13

   2.27    Exemption from Registration; Restrictions on Offer and Sale of Same or
           Similar Securities......................................................................  13

   2.28    Disclosure..............................................................................  14

   2.29    Conversion of LLC.......................................................................  14

   2.30    Authority...............................................................................  14

   2.31    Ownership...............................................................................  14

   2.32    No Preemptive Rights....................................................................  15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE INVESTORS........................................  15

   3.1     Organization; Power and Authority.......................................................  15

   3.2     Purchase for Investment.................................................................  15

   3.3     Brokers ................................................................................  16

ARTICLE IV  COVENANTS OF THE COMPANY...............................................................  16

   4.1     Financial Statements and Reports........................................................  16

           (a)      Books and Records; Projections.................................................  16

           (b)      Quarterly Statements...........................................................  16

           (c)      Annual Statements..............................................................  17

           (d)      Annual Budget..................................................................  17

           (e)      Additional Information.........................................................  17

   4.2     Reservation of Shares...................................................................  17

   4.3     Notice and Cure.........................................................................  17

   4.4     Proprietary Information and Inventions Agreements.......................................  18

   4.5     Stock Options...........................................................................  18

ARTICLE V  DELIVERIES AT CLOSING...................................................................  19

   5.1     Officers' Certificates..................................................................  19

   5.2     Opinion of Counsel......................................................................  19

   5.3     Good Standing Certificates..............................................................  19

   5.4     Other Agreements........................................................................  19

   5.5     Delivery of Certificates................................................................  19

   5.6     Employment Agreements...................................................................  19

   5.7     Director's and Officer's Insurance......................................................  19

   5.8     Agreements with Modem Media.............................................................  19

   5.9     Stock Option Plan and Option Grants.....................................................  20

   5.10    Consents and Approvals..................................................................  20

ARTICLE VI  INDEMNIFICATION........................................................................  20

   6.1     Indemnification.........................................................................  20

   6.2     Third Party Claims......................................................................  20

   6.3     Limitations on Indemnification..........................................................  22

ARTICLE VII  DEFINITIONS...........................................................................  22

   7.1     Definitions.............................................................................  22

ARTICLE VIII  MISCELLANEOUS........................................................................  28

   8.1     Notices.................................................................................  28

   8.2     Entire Agreement........................................................................  29

   8.3     Expenses................................................................................  29

   8.4     Survival................................................................................  29

   8.5     Further Assurances; Post-Closing Cooperation............................................  30

   8.6     Waiver..................................................................................  30

   8.7     Amendment...............................................................................  30

   8.8     Right to Rely...........................................................................  30

   8.9     Third Party Beneficiaries...............................................................  30

   8.10    No Assignment; Binding Effect...........................................................  30

   8.11    Headings................................................................................  30

   8.12    Invalid Provisions......................................................................  30

   8.13    Governing Law...........................................................................  31

   8.14    Construction............................................................................  31

   8.15    Counterparts............................................................................  31

   8.16    Limited Recourse........................................................................  31

   8.17    Thomas Weisel Capital Partners Acting on Own Behalf, Etc................................  31

          STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 22,
                                          ---------
2000, among CentrPort, Inc., a Delaware corporation (together with its predecessor in interest CentrPort, LLC, the "Company"), Modem Media, Inc., a
                                             -------
Delaware corporation ("Modem Media), and the investors listed on Exhibit A (the
                                                                 ---------
"Schedule of Investors") attached hereto (each an "Investor" and collectively,
 ---------------------                             --------
the "Investors").
     ---------

          WHEREAS, each Investor desires to purchase from the Company, and the Company desires to sell to each Investor, the number of shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Series A
                                                                 --------
Preferred Stock") specified opposite such Investor's name on the Schedule of
---------------
Investors;

          WHEREAS, each Investor's contribution of capital to the Company is part of a series of related transactions, including contributions of capital by Modem Media, Inc., CLLC Investments I, Inc. and Arthur Melville (together with CLLC Investments II, Inc. the "Transferors"), and the merger of CLLC Investments
                               -----------
II, Inc. into the Company, all of which together are intended to qualify under
Section 351 of the Internal Revenue Code of 1986, as amended, as transfers to a corporation controlled by the Transferors;

          WHEREAS, each Investor desires to purchase from Modem Media, and Modem Media desires to sell to each Investor, the number of shares of Series A Preferred Stock, par value $0.01 per share, of the Company specified opposite such Investor's name on the Schedule of Investors; and

          WHEREAS, capitalized terms used and not otherwise defined herein have the meanings set forth in Section 7.1.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                   SALE OF SERIES A PREFERRED STOCK; CLOSING

          1.1  Authorization.  The Company shall adopt and file with the
               -------------
Secretary of State of the State of Delaware on or before the Closing a Certificate of Designation of the Company in the form attached to this Agreement as Exhibit B setting forth the rights, privileges and preferences of the Series
   ---------
A Preferred Stock.

          1.2  Purchase and Sale.  On the terms and subject to the conditions of
               -----------------
this Agreement, at the Closing, (a) the Company shall issue and sell to each Investor, and each Investor will purchase from the Company, the number of shares of Series A Preferred Stock specified opposite such Investor's name on the Schedule of Investors, and (b) Modem Media will sell to each Investor, and each Investor will purchase from Modem Media, the number of shares of Series A Preferred Stock specified opposite such Investor's name on the Schedule of Investors, in each case at a purchase price of $0.600096 per share (the "Purchase Price").
 --------------

Notwithstanding the foregoing, the number of Shares sold to the Investors is based on a valuation of the Company that assumes 78,712,404 shares of Common Stock issued and outstanding, as of the Closing, on a fully-diluted basis, giving effect to issuances of up to 11,410,000 options, 1,841,604 warrants and 49,687,828 shares of Preferred Stock. If it is later determined that there are more shares outstanding as of the Closing (the "Excess Shares"), the Company shall issue to each Investor, for no additional consideration, an additional number of shares of Series A Preferred Stock so that such Investor has the same percentage ownership of the Company that such Investor would have had if the Excess Shares were not outstanding. The shares of Series A Preferred Stock to be purchased by the Investors pursuant to this Agreement are hereinafter referred to, collectively, as the "Shares."
                          ------

          1.3  Closing.  The Closing will take place at the offices of Morgan,
               -------
Lewis & Bockius LLP, 101 Park Avenue, New York, New York, or at such other place as the Investors, Modem Media and the Company shall mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, each Investor * Other than Trident Capital, which will purchase its shares by January 3, 2001. shall pay 75% (50% in the case of payment to Modem Media) of the aggregate Purchase Price by wire transfer of funds to such accounts as the Company and Modem Media, as the case may be, may reasonably direct by written notice delivered to each Investor by the Company and Modem Media at least three (3) Business Days before the Closing Date in the aggregate amount for the Shares specified opposite such Investor's name on the Schedule of Investors. Simultaneously, (a) the Company will issue to each Investor * the number of Shares designated in the Schedule of Investors to be purchased by each Investor from the Company, free and clear of all Liens, by delivering to each Investor certificates, registered in the name of the Investor or any designee thereof, evidencing the Shares to be purchased by such Investor from the Company as designated in the Schedule of Investors; and (b) Modem Media will sell to each Investor * the number of Shares designated in the Schedule of Investors to be purchased by each Investor from Modem Media, free and clear of all Liens, by delivering to each Investor certificates, registered in the name of such Investor or any designee thereof, evidencing the Shares to be purchased by such Investor from Modem Media as designated in the Schedule of Investors. At the Closing, there shall also be delivered to the Company, each Investor and Modem Media the opinions, certificates and other documents and instruments to be delivered under Article V.

          1.4  Deferred Payments.  The Investors shall pay, by wire transfer,
               -----------------
the remaining 25% of the aggregate Purchase Price payable to the Company and the remaining 50% of the aggregate Purchase Price payable to Modem Media on the first anniversary of the Closing, unless there has been a Change of Control of Modem Media on or prior to the first anniversary of the Closing, in which case the Investors will remain obligated to make such payments only if (1) the VAR Agreement continues to be in full force and effect (unless it has been validly terminated by Modem Media or the acquiring entity pursuant to the terms of the VAR Agreement), (2) the Company maintains its preferred status under the VAR Agreement and (3) the acquiring entity has no competing technology performing functions similar to those provided by the Company. Notwithstanding the foregoing, in no event shall the Investors have to pay the remaining 25% of the aggregate Purchase Price payable to the Company if the Company has not executed an

_____________________________
* Other than Trident Capital, which will purchase its shares by January 3, 2001.

agreement with [XXXXXXX] in a form reasonably acceptable to the Investors by [XXXXX]. Without limiting the generality of the foregoing, the Investors agree that such agreement with [XXXXXX] will be in a form reasonably acceptable to the Investors if (i) it provides that the Company will realize Revenue of at least $ [XXXX] over the initial [XXXXX] term of the agreement and provides the Company with the ability to earn $[XXXX] upon the achievement of certain targets over the [XXXXXXX] term of the agreement based on the sale of additional products and services identified in the agreement, (ii) [XXXXXXXXXX] (iii) it contains other customary terms reasonably acceptable to the Investors. The Investors also shall pay Modem Media, by wire transfer, as additional purchase price, an additional $700,000 by March 31, 2002 if the Company has Revenue of at least $7.5 million from Modem Media clients under the VAR Agreement for the year ended December 31, 2001.


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          (A) Except as set forth in the Disclosure Schedule (in which each disclosure is made specifically with respect to only the corresponding section of this Article II(A)), the Company and Modem Media hereby jointly and severally represent and warrant to the Investors as follows:

          2.1  Organization and Qualification.  The Company is a corporation
               ------------------------------
duly organized, validly existing and in good standing under the Laws of its state of incorporation. The Company is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

     2.2  Authority.  The Company has full power and authority to execute and
          ---------
deliver this Agreement and the Operative Agreements, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, to conduct its business as now conducted and to own, use and lease its Assets and Properties. The execution, delivery and performance by the Company of this Agreement and the Operative Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Operative Agreements and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Operative Agreements have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and

[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

delivery of this Agreement and the Operative Agreements by the other parties thereto, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

          2.3  Capital Stock. The authorized capital stock of the Company
               -------------
consists only of 100,000,000 shares of Common Stock and 50,000,000 shares of Series A Preferred Stock, of which 15,812,972 shares of Common Stock and 13,027,028 shares of Series A Preferred Stock are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of capital stock of the Company have been, and upon issuance, the Shares will have been, issued in compliance with all applicable federal, state and foreign securities Laws. Except for the shares of Common Stock issuable upon exercise of the Warrants and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and Options for up to 11,410,000 shares of Common Stock issuable pursuant to the Stock Option Plan, no shares of Common Stock, Series A Preferred Stock or other capital stock are reserved for issuance. No shares of capital stock are
held in treasury.   All of the outstanding shares of capital stock of the
Company are owned of record as set forth in Section 2.3 of the Disclosure
                                            -----------------------------
Schedule. There are no outstanding Options or agreements, arrangements or
---------
understandings to issue Options with respect to the Company and (ii) there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights, rights of first refusal or similar rights with respect to the issuance or sale of the Company's capital stock. On the Closing Date, the delivery of the certificate or certificates evidencing the Shares to the Investors will transfer to each Investor good and valid title to the Shares, in each case free and clear of all Liens, and the Shares will have been duly authorized, validly issued, fully paid and nonassessable. The Company has taken all necessary corporate action to reserve the full number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock, when issued upon conversion, will be duly authorized, validly issued, fully paid and nonassessable. Except for the Stockholders Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between or among any Persons that affects or relates to the voting, giving of written consents or nominating of directors, with respect to the Company or any of its securities.

          2.4  Subsidiaries.  The Company does not have any Subsidiaries.  The
               ------------
Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exercisable or exchangeable for any capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

          2.5  No Conflicts.  The execution and delivery by the Company of this
               ------------
Agreement and the Operative Agreements do not and the performance by the Company of its obligations under this Agreement and the Operative Agreements and the consummation of the transactions contemplated hereby and thereby (including the issuance of the Series A Preferred

Stock and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Company; or

          (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,
(iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any Lien upon the Company or any of its respective Assets and Properties, under any Law or Order applicable to the Company or any Contract or License to which the Company is a party or by which any of its respective Assets and Properties is bound that would have a material adverse effect on the Company.

          2.6  Financial Statements; Books and Records. (a) The Company has
               ---------------------------------------
delivered to the Investors unaudited financial statements for the year ended December 31, 1999 and unaudited financial statements for the nine months ended September 30, 2000, copies of which are included in Section 2.6 of the
                                                    ------------------
Disclosure Schedule (the "Financial Statements").  The Financial Statements,
-------------------       --------------------
together with the related notes, have been prepared (i) in accordance with GAAP,
(ii) from Books and Records of the Company that have been maintained in a manner consistent with the Company's past practices, and (iii) fairly present, in all material respects, the financial position of the Company at the respective dates thereof and the results of its operations for the periods indicated therein.

          (b) Copies of the minute books, stock record books and other similar records of the Company have been provided to the Investors prior to the execution of this Agreement, are complete and correct and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders, members and committees of the board of directors, stockholders and members of the Company.

          2.7  Absence of Changes.  Since September 30, 2000, there has not
               ------------------
been:

          (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise) or Business or Condition of the Company;

          (b) any damage, destruction or casualty loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

          (c) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant by the Company of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock or other ownership interests, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock or other ownership interests, of the Company;

          (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, stockholders, members, employees, consultants or agents other than in the ordinary course of business;

          (f) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company outside of the ordinary course of business to any Person;

          (g) any cancellation, or agreement to cancel, any material Indebtedness or other material obligation owing to the Company;

          (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (i) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

          (j)  any waiver of any material rights or claims of the Company;

          (k) any amendment, cancellation or termination of any material Contract or document;

          (l) any change in the Company's certificate of incorporation, by-laws or other organizational documents;

          (m) any Contract entered into or commitment incurred involving any Liability or commitment to make any capital expenditures, except in the normal course of business (consistent with past practice) or involving an amount not in excess of $25,000;

          (n) any Lien or encumbrance upon any asset or property of the Company created or as sumed, except (1) purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $25,000 necessary or desirable for the conduct of the business of the Company, (2)(A) Liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business, or (3) liens or encumbrances set forth in Section 2.8 of the Disclosure Schedule; or
                               --------------------------------------

          (o) any transaction by the Company outside the ordinary course of its business.

          2.8  No Undisclosed Liabilities.  Except as set forth in the Financial
               --------------------------
Statements, the Company has no Liabilities of a nature that are required in accordance with GAAP to be reflected on its balance sheet. Since September 30, 2000, the Company has not incurred any Liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise other than in the ordinary course of business. If any of the Liabilities of the Company are contingent or otherwise not fixed, Section 2.8 of
                                                                  --------------
the Disclosure Schedule includes a good faith and reasonable estimate (to the
-----------------------
extent the Company can reasonably make such an estimate) of the maximum amount that the Company reasonably expects will be payable. Section 2.8 of the
                                                      ------------------
Disclosure Schedule also sets forth an accurate list of all Indebtedness,
-------------------
indemnity agreements, mortgages, pledges and material security agreements to which the Company is a party or by which its Assets and Properties may be bound. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

          2.9  Taxes.  The Company has timely filed all requisite federal, state
               -----
and other tax returns or extension requests for all fiscal periods in which such filings were required to be made, and such Tax returns are complete and accurate in all material respects. There are no examinations in progress or claims pending against the Company for federal, state and other taxes (including penalties and interest) for any period or periods prior to and including December 31, 1999 and no notice of any claim for taxes, whether pending or threatened, has been received. All taxes of the Company for any period ended before the date hereof, including interest and penalties (whether or not shown on any tax return) have been paid. The amounts shown as accruals for taxes on the Financial Statements (as opposed to any reserve for deferred taxes established to reflect timing differences between book and tax income) are sufficient for the payment of all taxes (including penalties and interest) for all periods up to and including the Closing Date, as adjusted for the passage of time through the Closing Date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of the Company for their last three (3) fiscal years, or such shorter period of time as any of them shall have existed, are attached hereto as Section 2.9 of the Disclosure Schedule. Section 2.9 of the
                   ----------------------------------------------------------
Disclosure Schedule sets forth the last day of the taxable year of the Company.
-------------------
The Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed. The Company is not an investment company as defined in Section 351(e)(1) of the Code. The Company is not and has not been a party to any tax sharing agreement or agreement of similar effect. The Company is not and has not been a member of any consolidated group. The Company has not received, been denied, or applied for any private letter ruling. CentrPort, LLC constituted a partnership within the meaning of
Section 761(a) of the Code from the date of its organization until December 20, 2000, at which time it merged with and into CentrPort, Inc., a corporation within the meaning of Section 7701(a)(3) of the Code, which will retain such status up through the Closing Date. CLLC Investments II, Inc. has no assets other than its membership interest in Centrport, LLC and has no liabilities, including any liabilities accruable with respect to taxes.

          2.10 Legal Proceedings. There are no Actions or Proceedings pending
               -----------------
or, to the knowledge of the Company, threatened against the Company or any of its Assets or Properties. The Company has not received any notice, and the Company does not have any knowledge, of any Orders outstanding against the Company.

          2.11 Compliance with Laws and Orders. The Company is not, nor has it
               -------------------------------
at any time received any notice that it is or has at any time been, in violation of or default under any Law or Order applicable to the Company or any of its Assets and Properties, except to the extent that any such violation or default would not have a material adverse effect on the Business or Condition of the Company.

          2.12 Benefit Plans. All Benefit Plans of the Company are listed in
               -------------
Section 2.12 of the Disclosure Schedule, and copies of all documentation
---------------------------------------
relating to such Benefit Plans (including all plan documents, written descriptions of plans, actuarial reports and governmental filings and determinations with respect to such Benefit Plans) have been delivered or made available to the Investors. None of the Benefit Plans are Defined Benefit Plans:

          (a) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including, without limitation, ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code;

          (b) neither the Company nor any ERISA Affiliate has incurred any liability for any tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA;

          (c) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

          (d) no tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto);

          (e) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or the laws of any other jurisdiction requiring continuation of benefits coverage following termination of employment;

          (f) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course) have been brought or, to the knowledge of the Company, threatened against or with respect to any Benefit Plan and there are no facts or circumstances known to the

Company that could reasonably be expected to give rise to any such suit, action or other litigation; and

          (g) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Benefit Plans are as disclosed in Section 2.12(g) of the Disclosure Schedule, and the Company has performed all material obligations required to be performed under all Benefit Plans.

          2.13 Real Property.  Section 2.13 of the Disclosure Schedule contains
               -------------   ---------------------------------------
a true and correct list of (i) each parcel of real property leased by the Company (the "Leased Real Property") and (ii) all Liens relating to or affecting
              --------------------
the Leased Real Property.  The Company does not own any real estate.

          (a) The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Properties for the full term of the lease thereof. Each lease referred to in clause (i) of Section 2.13 is a legal, valid and binding agreement of the Company and, to the Company's knowledge, of each other Person that is a party thereto, enforceable in accordance with its terms, and (ii) there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder by the Company.

          (b) The Company does not have any knowledge, nor has the Company received any notice, of any claim, action or proceeding, actual or threatened, against the Company or the Leased Real Property by any Person which would or may adversely affect the future use, occupancy or value of the Leased Real Property or any part thereof.

          2.14 Tangible Personal Property. Section 2.14 of the Disclosure
               --------------------------  ------------------------------
Schedule contains a true and correct list of the tangible personal property
--------
owned or leased by the Company. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all material tangible personal property used in the conduct of its business as currently conducted. All such tangible personal property is free and clear of all Liens and is adequate and suitable to enable the Company to provide the services they are obligated to provide under their current customer Contracts and otherwise to conduct their business, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

          2.15 Intellectual Property Rights. Section 2.15 of the Disclosure
               ----------------------------  ------------------------------
Schedule contains a true and correct list of the material Intellectual Property
--------
(including, without limitation, all Intellectual Property that is the subject of any registration or application for registration by the Company) owned or licensed by the Company and such Intellectual Property is the only Intellectual Property necessary for the Company to provide the services it is obligated to provide under its current customer Contracts and otherwise to conduct its business. The Company has all right, title and interest in each item of Intellectual Property disclosed in Section 2.15 of the
                                   -------------------

Disclosure Schedule, and except as disclosed in Section 2.15 of the Disclosure
-------------------                             ------------------------------
Schedule, such Intellectual Property is free and clear of all Liens. Except as
--------
disclosed in Section 2.15 of the Disclosure Schedule, (a) the Company has all
             ---------------------------------------
necessary rights to use the Intellectual Property disclosed therein, (b) all registrations owned by or on behalf of the Company, and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect, (c) there are no restrictions on the direct or indirect transfer of any such Intellectual Property, (d) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, (e) the Company has not granted any license, agreement or other permission to use such Intellectual Property except as provided in the Contracts listed in Section 2.16 of the Disclosure Schedule and
(f) the Company does not have knowledge that such Intellectual Property is being infringed by any other Person. To the Company's knowledge, the Intellectual Property listed in Section 2.15 of the Disclosure Schedule is not infringing any
                   ---------------------------------------
Intellectual Property of any other Person. No claim is pending or, to the knowledge of the Company, has been threatened alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, the Company's Intellectual Property or the sale of any products or services by the Company. The Intellectual Property and information systems (including all computer hardware and software) owned, licensed or otherwise used by the Company are free in all material respects of any "Year 2000 Problem."

          2.16 Contracts. (a) Section 2.16 of the Disclosure Schedule contains a
               ---------      ---------------------------------------
true and complete list of each of the following Contracts to which the Company is a party:

               (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consulting services for a specified or unspecified term;

               (ii) all Contracts with any Person containing any provision or covenant prohibiting the Company from engaging in any business activity or competing with any Person or limiting the ability of the Company to engage in any business activity or compete with any Person;

               (iii) all partnership, joint venture, stockholders' or other similar Contracts with any Person;

               (iv) all Contracts relating to Indebtedness in excess of $25,000 of the Company;

               (v) all Contracts relating to the future disposition or acquisition of any material assets and properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice and the provisions of this Agreement and the Operative Agreements;

               (vi) all Contracts that limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock or other ownership interests, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets and properties or to change the lines of business in which it participates or engages;

               (vii) all Contracts requiring payments or which might require payments to or by the Company in excess of $25,000 in cash or property;

               (viii) all Contracts requiring indemnification by the Company with respect to infringements of proprietary rights;

               (ix)   all other existing and proposed customer Contracts; and

               (x) all other Contracts material to the operation of the business of the Company.

          (b)  Each Contract required to be disclosed in Section 2.16 of the
                                                         -------------------
Disclosure Schedule is in full force and effect and constitutes a legal, valid
-------------------
and binding agreement, enforceable in accordance with its terms, of the Company and, to the Company's knowledge, of each party thereto, and the Company and, to the Company's knowledge, any other party to such Contract, is, or has received notice that it is, in violation or breach of or default under any such Contract or with notice, lapse of time or both would be in violation or breach of or default under any such Contract.

          2.17 Licenses.  Section 2.17 of the Disclosure Schedule contains a
               --------   ---------------------------------------
true and complete list of all Licenses used in and material to the business or operations of the Company or necessary to provide the services the Company is obligated to provide under its current customer Contracts and otherwise to conduct its business. Each License required to be disclosed in Section 2.17 of
                                                                ---------------
the Disclosure Schedule is valid, binding and in full force and effect. The
-----------------------
Company is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

          2.18 Insurance. Section 2.18 of the Disclosure Schedule contains (i) a
               ---------  ---------------------------------------
true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect or that were in effect since April 2000 that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and (ii) a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies to be in effect as of the Closing that are to insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company as of the Closing. The insurance coverage provided by the policies set forth in clauses (i) and (ii) above is in such amounts and covers such liabilities as the Company believes is reasonable for Persons employed in businesses similar to the Company and such coverage set forth in clause (ii) will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or the Operative Agreements. Each policy listed in clause (i) above is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation, termination, nonrenewal, reduction or elimination in coverage or material premium increase in respect of any such policy or is in default thereunder.

          2.19 Affiliate Transactions.  There are no transactions or Liabilities
               ----------------------
between the Company, on the one hand, and any current or former officer, director, stockholder, other equity holder, Affiliate or Associate of the Company or any direct or indirect Affiliate or Associate of any such officer, director, stockholder, other equity holder or Affiliate or Associate, on the other hand. To the Company's knowledge, each transaction and obligation disclosed in Section 2.19 of the Disclosure Schedule is on terms substantially
             ---------------------------------------
equivalent to those obtainable by the Company from unaffiliated parties.

          2.20 Proprietary Information and Inventions Agreements. Each key
               -------------------------------------------------
employee, officer and consultant of the Company has executed a non-competition, non-solicitation and non-disclosure and developments agreement substantially in the form previously provided to the Investors. The Company is not aware that any of the Company's key employees, officers or consultants is in violation of the terms thereof.

          2.21 Registration Rights. Except as provided in the Registration
               -------------------
Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

          2.22 Employees; Labor Relations.  (a) Section 2.22(a) of the
               --------------------------       ----------------------
Disclosure Schedule contains a list of the names of each officer, employee and
-------------------
consultant of the Company, together with such person's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person. The Company has not received any notice that any such person will or may cease to be engaged by the Company, or will refuse offers of engagement by the Company.

          (b)  Except as disclosed in Section 2.22(b) of the Disclosure
                                      ---------------------------------
Schedule, (i) to the Company's knowledge, there are no material controversies
--------
between the Company, on the one hand, and any officer, employee or consultant of the Company, on the other hand, (ii) no officer or employee of the Company is presently a member of a collective bargaining unit and, to the knowledge of the Company, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company, (iii) no unfair labor practice complaint or sex or age discrimination claim is pending against the Company before the National Labor Relations Board or any other Governmental or Regulatory Authority and the Company has no knowledge of any such threatened complaint or claim, (iv) there has been no work stoppage, strike or other concerted action by employees of the Company and (v) the employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours and collective bargaining.

          2.23 Environmental Matters.  To the Company's knowledge:  (a) the
               ---------------------
Company is in compliance in all material respects with all applicable Laws and Orders relating to human health and the protection of the environment (collectively, "Environmental Laws") and possesses all Licenses relating
                ------------------
thereto; (b) the Company has not caused any releases of Hazardous Substances (as defined by the Comprehensive Environmental Response Compensation and Liability
Act) at, in, or under, any property (currently or formerly) operated by the Company in violation of any Environmental Law; and (c) there are no past, pending or, to the Company's knowledge, threatened administrative or legal proceedings, claims or actions against the Company pursuant to Environmental Laws.

          2.24 Brokers.  No agent, broker, finder, investment banker, financial
               -------
advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with the transactions contemplated by this Agreement or the Operative Agreements on the basis of any act or statement made or alleged to have been made by the Company, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate.

          2.25 Accounts Receivable.  The accounts and notes receivable of the
               -------------------
Company, whether billed or unbilled, reflected on the Financial Statements and all accounts and notes receivable arising subsequent to the date of the Financial Statements, (i) arose from bona fide transactions in the ordinary
                                     ---- ----
course of business consistent with past practice and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business within sixty (60) days in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Financial Statements, as such reserve has been adjusted on the books of the Company since the Financial Statements in the ordinary course of business consistent with past practices, (vi) are not the subject of any Actions or Proceedings brought by or on behalf of the Company and its Subsidiaries or by the account debtor, and
(vii) have not been pledged as collateral by the Company or subject to any Liens.

          2.26 Bank Accounts; Powers of Attorney; Proxies. Section 2.26 of the
               ------------------------------------------  -------------------
Disclosure Schedule sets forth (i) the name of each bank in which the Company
-------------------
maintains an account or safe deposit box, and all the names of all Persons authorized to draw thereon or have access thereto, (ii) the names of all Persons, if any, holding powers of attorney with respect to the Company and
(iii) the names of all Persons, if any, holding proxies with respect to the capital structure of the Company.

          2.27 Exemption from Registration; Restrictions on Offer and Sale of
               --------------------------------------------------------------
Same or Similar Securities.  Subject to the truth and accuracy of the Investors'
--------------------------
representations in Article III hereof, the offer and sale of the Series A Preferred Shares, the Warrants and the shares of Series A Preferred Stock issuable upon exercise or conversion thereof are exempt from the registration requirements of the Securities Act. None of the Company, Modem Media or any

Person authorized to act on the behalf of the Company or Modem Media has, in connection with the offering of the Shares, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act and the judicial interpretations of such section, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Shares pursuant to this Agreement. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

          2.28 Disclosure. All material facts regarding the Business or
               ----------
Condition of the Company have been disclosed to the Investors in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to the Investors pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term "knowledge," when used with reference to the Company, refers to the actual knowledge of the Company's officers.

          2.29 Conversion of LLC. The conversion of the Company from a Delaware
               -----------------
limited liability company to a Delaware corporation through the merger of CentrPort, LLC with and into CentrPort, Inc. has been duly and validly completed in accordance with the laws of the State of Delaware and evidence of such conversion has been delivered to the Investors.

          (B) Modem Media hereby represents and warrants to the Investors as follows:

          2.30 Authority.  Modem Media has full power and authority to execute
               ---------
and deliver this Agreement and the Operative Agreements to which it is a party (the "Modem Media Operative Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Modem Media of this Agreement and the Modem Media Operative Agreements by Modem Media and the consummation by Modem Media of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the Board of Directors of Modem Media, and no other action on the part of Modem Media or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Modem Media Operative Agreements and the consummation by Modem Media of the transactions contemplated hereby and thereby. This Agreement and the Modem Media Operative Agreements have been duly and validly executed and delivered by Modem Media, and, assuming the due authorization, execution and delivery of this Agreement and the Modem Media Operative Agreements by the other parties thereto, constitute legal, valid and binding obligations of Modem Media enforceable against Modem Media in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

          2.31 Ownership. Modem Media owns beneficially and of record all of the
               ---------
Shares to be sold by it to the Investors hereunder. Such Shares are owned by Modem Media free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind.

          2.32 No Preemptive Rights. There are no preemptive rights or
               --------------------
agreements, arrangements or understandings to issue preemptive rights, rights of first refusal or similar rights with respect to the sale of the Shares to be sold by Modem Media to the Investors hereunder.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each Investor hereby represents and warrants to the Company and Modem Media as follows:

          3.1  Organization; Power and Authority. Such Investor has full power
               ---------------------------------
and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Investor of this Agreement and the Operative Agreements to which it is a party and the performance by such Investor of its obligations hereunder and thereunder have been duly and validly authorized by such Investor. This Agreement has been duly and validly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, and upon the execution and delivery by such Investor of the Operative Agreements to which it is a party, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, will constitute, legal, valid and binding obligations of such Investor enforceable against such Investor in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

          3.2  Purchase for Investment.  The Shares and the shares of Common
               -----------------------
Stock issuable upon the conversion of the Series A Preferred Shares will be acquired by such Investor for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Shares or the shares of Common Stock issuable upon the conversion of the Series A Preferred Shares in violation of the Securities Act, it being understood that the right to dispose of such Shares and the shares of Common Stock issuable upon conversion of the Series A Preferred Shares shall be entirely within the discretion of such Investor. Such Investor represents and warrants that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Securities Act and has had an opportunity to discuss the Business or Condition of the Company with the Company's management. Such Investor understands that the Shares and the shares of Common Stock issuable upon the conversion of the Series A Preferred Shares have not been registered under the Securities Act in reliance on an applicable exemption or exemptions therefrom and that the certificates for such securities shall bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS."

          The Company shall remove such legend upon receipt of an opinion from counsel to such Investor, reasonably satisfactory in form and substance to counsel to the Company, that the requirements for such legend have terminated.

          3.3  Brokers.  No agent, broker, finder, investment banker, financial
               -------
advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement or the Operative Agreements on the basis of any act or statement made or alleged to have been made by such Investor or any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of such Investor or any such Affiliates.

                                  ARTICLE IV

                           COVENANTS OF THE COMPANY

          The Company covenants and agrees with each of the Investors that, except to the extent the Investors may otherwise consent in writing:

          4.1  Financial Statements and Reports. Until the consummation of a
               --------------------------------
public offering of Common Stock registered under the Securities Act, so long as an Investor continues to hold 300,000 Shares (or an equivalent number of shares of Common Stock), the Company shall comply with the provisions of Sections 4.1(a), (d) and (e) and, shall provide copies of the statements referred to in Sections 4.1(b) and (c) with respect to such Investor:

          (a)  Books and Records; Projections.  The Company shall at all times
               ------------------------------
maintain correct and complete Books and Records in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP to the extent applicable, and set aside on its books all such proper accruals and reserves as shall be required under GAAP. The Company shall provide access to the Investors to inspect such Books and Records during normal business hours upon reasonable advance notice by the Investors to the Company without interference in any material respect with the conduct of the Company's business. The Company shall retain a "big 5" accounting firm for the purpose of auditing its financial statements and reports for each fiscal year.

          (b)  Quarterly Statements. As soon as available, and in any event
               --------------------
within ten (10) business days after the end of each respective monthly fiscal period of each fiscal year of the Company, copies of the balance sheet of the Company as of the end of such monthly fiscal period, and the related statements of income and cash flows of the Company for such monthly fiscal period and for the portion of the fiscal year ending with such period, and beginning in July 2001, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the Chief Financial Officer or Chief Executive Officer of the Company, as being true and correct in all material respects and, except for the lack of notes, as having been prepared in accordance with GAAP, subject to year-end audit adjustments. Notwithstanding the foregoing, the Company shall also provide copies of the balance sheet of the Company as of the end of each quarterly fiscal period, and the related statements of income and cash flows of the Company for such quarterly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in the comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the Chief Financial Officer or Chief Executive Officer of the Company, being true and correct in all material respects and, except for the lack of notes, as having been prepared in accordance with GAAP, subject to year-end audit adjustments.

          (c)  Annual Statements. As soon as available and in any event within
               -----------------
thirty (30) business days so long as Modem Media reflects the Company on an equity, a cost, or a consolidated basis on its financial statements and thereafter within ninety (90) days after the close of each respective fiscal year of the Company, copies of the balance sheet of the Company as of the close of such fiscal year and the related statements of income and cash flows of the Company for such fiscal year, in each case, setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent public accountants of the Company to the effect that such financial statements have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Company.

          (d)  Annual Budget.  As soon as available and in any event within
               -------------
thirty (30) days prior to the end of each fiscal year, an annual budget prepared on a monthly basis for the Company for the following fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and following preparation thereof quarterly revisions of such budget and any other significant budgets prepared by the Company and within thirty (30) days after any monthly period in which there is a material adverse deviation from the annual budget, a certificate of the Chief Financial Officer of the Company explaining the deviation and what actions the Company has taken and proposes to take with respect thereto.

          (e)  Additional Information.  With reasonable promptness, such other
               ----------------------
information and financial data concerning the Company as such Investor may reasonably request.

          4.2  Reservation of Shares. The Company shall at all times any shares
               ---------------------
of Series A Preferred Stock are outstanding keep reserved the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

          4.3  Notice and Cure.  The Company shall notify each Investor promptly
               ---------------
in writing of, and contemporaneously shall provide each Investor with true and complete copies of any and all information or documents relating to any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that prior to the Closing Date renders untrue any representation or warranty of the Company contained in this Agreement. The Company also shall notify each Investor promptly in writing of, and will use its commercially reasonable efforts to cure any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement or shall in any way limit each Investor's right to seek indemnification under Article VI.

          4.4  Proprietary Information and Inventions Agreements.  The Company
               -------------------------------------------------
shall ensure that, for so long as the Series A Preferred Stock is outstanding, each key employee, officer and consultant of the Company executes a non-competition, non-solicitation and non-disclosure and developments agreement substantially in the form previously provided to the Investors.

          4.5  Stock Options. Following the Closing, for so long as the Series A
               -------------
Preferred Stock is outstanding, any Option issued by the Company to any of its employees, directors, consultants or other service providers shall vest (a) as to 25% of the shares, at the end of the first year following such issuance and
(b) as to the remaining 75% of the shares, quarterly over the next three years, except as the Board of Directors may approve. The Company shall ensure that the Company or, to the extent permitted by applicable law, any assignee of the Company, shall have the right to repurchase, in connection with the termination of an employee's employment with the Company, any shares issued to such employee, except as otherwise approved by the Board of Directors. The purchase price shall be at cost with respect to any employee terminated with cause and at fair market value with respect to any employee whose employment terminates for any other reason, except as otherwise approved by the Board of Directors. For purposes of this Section 4.5, in no case shall approval by the Board of Directors mean approval by a Compensation Committee or any other committee of the Board of Directors.

          4.6  Insurance.  The Company shall at all times from and after the
               ---------
Closing maintain liability, property, workers' compensation, directors' and officers' liability and other insurance coverage that is in such amounts and covers such liabilities as the Company believes is reasonable for businesses similar to the Company.

          4.7  Modem Media Arrangements.  Except for the VAR Agreement and
               ------------------------
statements of work entered into in the ordinary course under the VAR Agreement, the Company will not enter into any material contract or other material transaction or arrangement with Modem Media without the consent of a majority of the Company's disinterested directors other than.

                                   ARTICLE V

                             DELIVERIES AT CLOSING

          At or before the Closing, each of the following shall be (or shall have been) delivered to the Investors or, in the case of Section 5.8(b), to Modem Media:

          5.1  Officers' Certificates.  A certificate, dated the Closing Date
               ----------------------
and executed by the President of the Company, substantially in the form and to the effect of Exhibit B hereto, and a certificate, dated the Closing Date and
              ---------
executed by the Secretary or any Assistant Secretary of the Company, substantially in the form and to the effect of Exhibit C hereto.
                                               ---------

          5.2  Opinion of Counsel.  An opinion of Day, Berry & Howard LLP,
               ------------------
counsel to the Company, and an opinion of Sloane Levy, counsel to Modem Media, each opinion dated the Closing Date, addressed to the Investors and in form and substance reasonably satisfactory to the Investors.

          5.3  Good Standing Certificates.  (a) Copies of the certificate of
               --------------------------
incorporation, including all amendments thereto, of the Company certified by the Secretary of State or other appropriate official of the jurisdiction of organization, (b) certificates from the applicable Secretary of State or other appropriate official to the effect that the Company is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company on file and attesting to its payment of all franchise or similar taxes, and (c) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified, licensed or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction.

          5.4  Other Agreements.  Copies of the Operative Agreements executed by
               ----------------
each of the parties thereto other than the Investors, each of which shall be in full force and effect.

          5.5  Delivery of Certificates.  Duly executed certificates
               ------------------------
representing the Shares being purchased by the Investors.

          5.6  Employment Agreements.  Evidence that the Company has entered
               ----------------------
into the Employment Agreements with the Founders in form and substance satisfactory to the Investors.

          5.7  Director's and Officer's Insurance.    Evidence that the Company
               ----------------------------------
has obtained director's and officer's insurance coverage in form and substance satisfactory to the Investors.

          5.8  Agreements with Modem Media.    (a) Evidence that the Company has
               ----------------------------
entered into the VAR Agreement and the Administrative Services Agreement between the Company and Modem Media and executed the Modem Media Warrant, each in form and substance satisfactory to the Investors.

          (b)  The Modem Media Warrant duly executed by the Company.

          5.9    Stock Option Plan and Option Grants.  Evidence that the Company
                 ------------------------------------
has adopted the Stock Option Plan, in form and substance reasonably satisfactory to the Investors, and granted options to purchase shares of Common Stock of the Company pursuant thereto, the terms and grantees of which shall be reasonably satisfactory to the Investors.

          5.10   Consents and Approvals.  Evidence that the Company and Modem
                 -----------------------
Media have obtained all consents and approvals and completed all filings under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by either of them in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, evidence of the termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                                  ARTICLE VI

                                INDEMNIFICATION

          6.1    Indemnification. Modem Media and the Company hereby jointly and
                 ---------------
severally indemnify the Investors and the officers, directors, stockholders, members, partners, employees, agents and Affiliates of each of the Investors (each, an "Indemnified Party"), in respect of, and holds each of them harmless
           -----------------
from and against any and all Losses (whether or not involving any Person not a party to this Agreement) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to
(i) any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Company or Modem Media contained in this Agreement or any of the Operative Agreements (including any certificates delivered in connection herewith or therewith) or (ii) the status of each Investor as a holder of securities of the Company. Modem Media and the Company hereby agree to reimburse each Indemnified Party (whether or not such Indemnified Party is a party to this Agreement) for all expenses (including reasonable counsel fees and disbursements) as they are incurred by such Indemnified Party in connection with investigating and preparing or defending any Action or Proceeding (whether or not such Indemnified Party is a formal party to any such Action or Proceeding). If and to the extent that the indemnification hereunder is finally determined by a court of competent jurisdiction to be unenforceable, Modem Media and the Company hereby agree to make the maximum contribution to the payment and satisfaction of the indemnified Losses as shall be permissible under applicable laws.

          6.2    Third Party Claims.  Promptly after the Indemnified Party has
                 ------------------
received notice of or has knowledge of any claim by a person or entity not a party to this Agreement ("Third Person"), or the commencement of any action or
                          ------------
proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 6.1 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any action or proceeding without the written consent of the Indemnified Party unless the Indemnified Party is fully released and exonerated from all matters related to the claim. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall endeavor to use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest in the opinion of such counsel that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel and experts. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses or out-of-pocket expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim, which settlement provides solely for the payment of monetary damages and effects a full release of the Indemnified Party from all matters related to the claim, and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person, and the Indemnifying Party, upon payment of such settlement amount to such Third Person, shall be deemed released from any and all obligation or liability with respect thereto and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense that the Indemnifying Party subsequently incurs with respect to such claims and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith; provided, however, that under no circumstances shall the Indemnified
           --------  -------
Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any tax benefits or detriments and any insurance proceeds in determining the amount of any indemnification obligation under this Section.

          6.3  Limitations on Indemnification.  Notwithstanding the foregoing,
               ------------------------------
the Indemnified Party shall not assert any claim for indemnification hereunder against Modem Media or the Company until the aggregate of all claims under
Section 6.1 exceeds 1.0% of the amount of proceeds received by Modem Media and the Company (including, for these purposes, any funds received by Modem Media or the Company pursuant to Section 1.4) in connection with the sale by it of the Shares pursuant to this Agreement (the "Indemnification Threshhold"); provided,
                                        --------------------------    --------
however, that the Indemnified Party may assert and shall be indemnified for any
-------
claim of a misrepresentation or breach of warranty of Section 2.9 at any time, regardless of whether the aggregate of all claims which the Indemnified Party shall have against Modem Media and the Company exceeds the Indemnification Threshold, it being understood that the amount of any such claim shall not be counted toward the Indemnification Threshold. The Indemnified Party is entitled to indemnification for the full amount of any such claim asserted pursuant to
Section 6.1 once the Indemnification Threshold is reached. Notwithstanding the foregoing, neither Modem Media nor the Company shall be liable for any amount which exceeds the amount of proceeds received by it (including for these purposes any funds received by Modem Media or the Company pursuant to Section 1.4) in connection with the sale by it of the Shares pursuant to this Agreement; provided, however, that Modem Media's and the Company's indemnification
--------  -------
obligations for a misrepresentation or breach of warranty of Section 2.9 shall not be limited.

          6.4  Exclusive Remedies. In the absence of a fraudulent or intentional
               ------------------
misrepresentation, omission or breach of this Agreement, following the Closing, the remedies set forth in this Article VI shall be the sole and exclusive remedies of the parties hereto, their Affliates, successors and assigns with respect to any and all claims for money damages covered by Section 6.1 hereof.


                                  ARTICLE VII

                                  DEFINITIONS

          7.1  Definitions.  As used in this Agreement, the following defined
               -----------
terms shall have the meanings indicated below:

          "Action or Proceeding" means any legal action, suit, proceeding,
           --------------------
arbitration or Governmental or Regulatory Authority investigation or audit.

          "Administrative Services Agreement" means the Administrative Services
           ---------------------------------
Agreement, dated as of the date hereof, between the Company and Modem Media.

          "Affiliate" means, with respect to any Person, any other Person that
           ---------
controls, is controlled by or is under common control with such Person. For the purposes of this definition,

"control" (including, with its correlative meanings, the terms "controlled by"
 -------
and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

          "Agreement" has the meaning ascribed to it in the forepart of this
           ---------
Agreement.

          "Assets and Properties" of any Person means all assets and properties
           ---------------------
of every kind, nature, character and description (whether real, personal or mixed, whether ta ngible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Associate" means, with respect to any Person, (i) any corporation or
           ---------
organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any of its parents or subsidiaries.

          "Benefit Plan" means any Plan maintained, established or to which the
           ------------
Company, or any Subsidiary or Affiliate of any of the same contribute or to which contributions have at any time been made, by the Company or any Subsidiaries or Affiliate of any of the foregoing existing at the Closing Date or prior thereto, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "Books and Records" means all files, documents, instruments, papers,
           -----------------
books and records relating to the Business or Condition of the Company, including financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          "Business Day" means a day other than Saturday, Sunday or any day on
           ------------
which banks located in the State of New York are authorized or obligated to close.

          "Business or Condition of the Company" means the business, condition
           ------------------------------------
(financial or otherwise), results of operations, prospects, Assets and Properties of the Company and the Subsidiaries.

          "Change of Control of Modem Media" means the occurrence of any of the
           --------------------------------
following events: (i) the consummation of a merger or consolidation of Modem Media with any other entity, other than a merger or consolidation which would result in the voting securities of Modem Media outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Modem Media or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by Modem Media of all or substantially all of Modem Media's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Modem Media representing fifty percent (50%) or more of the total voting power represented by Modem Media's then outstanding voting securities. "Closing" means the closing of the transactions
                                -------
contemplated by Section 1.3.

          "Closing Date" means December 22, 2000 or such other date on which the
           ------------
Closing actually occurs.

          "Code" means the Internal Revenue Code of 1986, as amended, and the
           ----
rules and regulations promulgated thereunder.

          "Common Stock" means common stock of the Company, par value $.01 per
           ------------
share.

          "Company" has the meaning ascribed to it in the forepart of this
           -------
Agreement.

          "Contract" means any agreement (including licenses with non-
           --------
governmental Persons), lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, whether written or oral.

          "Defined Benefit Plan" means each Plan which is subject to Part 3 of
           --------------------
Title 1 of ERISA, Section 412 of the Code or Title IV of ERISA.

          "Disclosure Schedule" means the disclosure schedule delivered to the
           -------------------
Investors by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Company pursuant to this Agreement.

          "Employment Agreements" means the Employment Agreements, dated as of
           ---------------------
the date hereof, between the Company and each of the Founders.

          "Environmental Laws" has the meaning ascribed to it in Section 2.23.
           ------------------

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
amended, and the rules and regulations promulgated thereunder.

          "Financial Statements" has the meaning ascribed to it in Section 2.6.
           --------------------

          "Founder" or "Founders" means William Zierolf, Pat DeAngelis, Brad
           -------      --------
Reeves, Bill Badeau and John Giraldi.

          "GAAP" means generally accepted accounting principles, consistently
           ----
applied.

          "Governmental or Regulatory Authority" means any court, tribunal,
           ------------------------------------
arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

          "Indebtedness" of any Person means all obligations of such Person (a)
           ------------
for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

          "Indemnified Party" has the meaning ascribed to it in Article VI.
           -----------------

          "Intellectual Property" means all trademarks and trademark rights,
           ---------------------
trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

          "Investment Assets" means all debentures, notes and other evidences of
           -----------------
Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or the Subsidiaries.

          "Investor" or "Investors" has the meaning ascribed to it in the
           --------      ---------
forepart of this Agreement.

          "Law" or "Laws" means all laws, statutes, rules, regulations,
           ---      ----
ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "Leased Real Property" has the meaning ascribed to it in Section
           --------------------
2.13(a).

          "Liabilities" means all Indebtedness, obligations and other
           -----------
liabilities (or contingencies that have not yet become liabilities) of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          "Licenses" means all licenses, permits, certificates of authority,
           --------
authorizations, approvals, registrations, franchises and similar consents granted or issued to the Company or the Subsidiaries or by any Governmental or Regulatory Authority.

          "Liens" means any mortgage, pledge, assessment, security interest,
           -----
lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

          "Loss" means any and all damages, fines, fees, taxes, penalties,
           ----
deficiencies, diminutions in value of investment, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (including, without limitation, fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any claim made by a Person not a party hereto and (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

          "Modem Media Operative Agreements" has the meaning ascribed to it in
           --------------------------------
Section 2.30.

          "Modem Media Warrant" means a Warrant to purchase 391,604 shares of
           -------------------
Common Stock issued to Modem Media.

          "Operative Agreements" means the Registration Rights Agreement, the
           --------------------
Stockholders Agreement, the Employment Agreements, the VAR Agreement, the Administrative Services Agreement, the Warrants and any other agreements to be entered into in connection with the transactions contemplated by this Agreement.

          "Option" with respect to any Person means any security, right,
           ------
subscription, warrant, option, or convertible or exchangeable instrument that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person and shall also include any "phantom" stock right or other right to participate in the equity, income or election of directors or officers.

          "Order" means any writ, judgment, decree, injunction or similar order
           -----
of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "Person" means any natural person, corporation, general partnership,
           ------
limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     "Plan" means any bonus, incentive compensation, deferred compensation,
      ----
pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     "Purchase Price" has the meaning ascribed to it in Section 1.2.
      --------------

     "Revenue" means Revenue as defined in the VAR Agreement.
      -------

     "Securities Act" means the Securities Act of 1933, as amended, and the
      --------------
rules and regulations thereunder.

     "Series A Preferred Stock" has the meaning ascribed thereto in the forepart
      ------------------------
of this Agreement.

     "Shares" has the meaning ascribed thereto in the forepart of this
      ------
Agreement.

     "Stockholders Agreement" means the Stockholders Agreement, dated as of the
      ----------------------
date hereof, by and among the Company, the Investors and the other Persons who are signatories thereto.

     "Stock Option Plan" means the Company's 2000 Stock Incentive Plan.
      -----------------

     "Subsidiary" means any Person in which the Company, directly or indirectly,
      ----------
through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

     "Transferors" has the meaning ascribed thereto in the forepart of this
      -----------
Agreement.

     "VAR Agreement" means the Reseller Agreement dated as of the date hereof,
      -------------
between the Company and Modem Media, setting forth the terms and conditions of the business relationship between the Company and Modem Media.

     "Warrants" means warrants to purchase up to 2,741,228 shares of Common
      --------
Stock issued to Modem Media and warrants issued to Delta Air Lines, Inc. to purchase up to 250,000 shares of Common Stock.

     Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement, (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement, (v) the phrases "ordinary course of business" and

"ordinary course of business consistent with past practice" refer to the business and practice of the Company and the Subsidiaries and (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                 ARTICLE VIII

                                 MISCELLANEOUS

          8.1  Notices.  All notices, requests and other communications
               -------
hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

               (i) If to any Investor: Such Investor's address set forth on the Schedule of Investors.

                         with a copy to:

                      Morgan, Lewis & Bockius LLP
                      101 Park Avenue
                      New York, New York  10178
                      Facsimile No.:  (212) 309-6273
                      Attn:  Christopher T. Jensen, Esq.

               (ii)   If to the Company, to:
                      CentrPort, Inc.
                      450 Post Road East
                      Westport, CT  06880
                      Facsimile No.:  (203) 341-8050
                      Attn.:  Chief Executive Officer

                         with a copy to:

                      Day, Berry & Howard LLP
                      One Canterbury Green
                      Stamford, CT  06901
                      Facsimile No.:  (203) 977-7301
                      Attn.:  Sabino Rodriguez III

               (iii)  If to Modem Media, to:

                    Modem Media, Inc.
                    230 East Avenue
                    Norwalk, CT  06855
                    Facsimile No.:  (203) 299-7462
                    Attn:  Chief Executive Officer

                       with a copy to:

                    Modem Media, Inc.
                    230 East Avenue
                    Norwalk, CT  06855
                    Facsimile No.:  (203) 299-7462
                    Attn:  General Counsel


          All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

          8.2  Entire Agreement.  This Agreement and the Operative Agreements
               ----------------
supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

          8.3  Expenses.  Whether or not the transactions contemplated by this
               --------
Agreement close, the Company will reimburse the Investors for all reasonable costs and expenses (including legal fees and expenses) incurred by the Investors in connection with the negotiation, execution and delivery of this Agreement and the Operative Agreements; provided, however, that the costs and expenses that
                          --------  -------
are non-legal shall be capped at $75,000 and legal fees and expenses will be capped at an amount agreed upon between the Investors and the Company.

          8.4  Survival.  The representations, warranties, covenants and
               --------
agreements of the Company, Modem Media and the Investors contained in this Agreement will survive the Closing for a period of 18 months following the Closing, except that representations and warranties relating to tax matters shall survive until thirty (30) days following the expiration of the last applicable statute of limitations and the representations and warranties contained in Sections 2.29, 2.31 and 2.32 shall survive without expiration.

          8.5  Further Assurances; Post-Closing Cooperation.  At any time or
               --------------------------------------------
from time to time after the Closing, the Company shall execute and deliver to each Investor such other documents and instruments, provide such materials and information and take such other actions as each Investor may reasonably request to consummate the transactions contemplated by this Agreement and the Operative Agreements and otherwise to cause the Company to fulfill its obligations under this Agreement and the Operative Agreements.

          8.6  Waiver.  Any term or condition of this Agreement may be waived at
               ------
any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          8.7  Amendment.  This Agreement may be amended, supplemented or
               ---------
modified only by a written instrument duly executed by the Company and the Investors.

          8.8  Right to Rely.  Notwithstanding any right of the Investors
               -------------
(whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Company and Modem Media, on the one hand, and the Investors, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement.

          8.9  Third Party Beneficiaries.  The terms and provisions of this
               -------------------------
Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnification under Article VI.

          8.10 No Assignment; Binding Effect.  Neither this Agreement nor any
               -----------------------------
right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

          8.11 Headings.  The headings used in this Agreement have been
               --------
inserted for convenience of reference only and do not define or limit the provisions hereof.

          8.12 Invalid Provisions.  If any provision of this Agreement is held
               ------------------
to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          8.13 Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the domestic laws of the State of New York; provided,
                                                               --------
however, that any matters herein within the purview of the General Corporation
-------
Law of the State of Delaware shall be governed by such General Corporation Law.

          8.14 Construction.  The parties hereto agree that this Agreement is
               ------------
the product of negotiation between sophisticated parties and individuals, each of which was represented by counsel, and each of which had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

          8.15 Counterparts.  This Agreement may be executed in any number of
               ------------
counter parts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          8.16 Limited Recourse.  Notwithstanding anything in this Agreement,
               ----------------
any Operative Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of the Investors hereunder and under any Operative Agreement shall be without recourse to any partner, Associate or Affiliate of the Investors or their respective partners, or any of their respective officers, directors, employees or agents and shall be limited to the assets of the Investors.

          8.17 Thomas Weisel Capital Partners Acting on Own Behalf, Etc.  EACH
               ---------------------------------------------------------
OF THE COMPANY, MODEM MEDIA AND THE INVESTORS AGREES THAT (1) THOMAS WEISEL CAPITAL PARTNERS AND ITS AFFILIATES EXECUTING THIS AGREEMENT ARE ACTING SOLELY ON THEIR OWN BEHALF AND NOT ON BEHALF OF, AS AGENT OR REPRESENTATIVE, OR IN ANY OTHER FIDUCIARY CAPACITY WITH RESPECT TO, ANY OTHER INVESTOR, AND (2) MORGAN, LEWIS & BOCKIUS LLP IS ACTING SOLELY AS COUNSEL TO THOMAS WEISEL CAPITAL PARTNERS AND NOT AS COUNSEL TO, OR IN ANY OTHER FIDUCIARY CAPACITY WITH RESPECT TO, ANY OTHER INVESTOR.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                         CENTRPORT, INC.

                         By: /s/ William Zierolf
                             Name:  William Zierolf
                             Title: President


                         THOMAS WEISEL CAPITAL PARTNERS,  L.P.
                         By: Thomas Weisel Capital Partners LLC, its general partner

                         By: /s/ Mark Lieberman
                             Name: Mark Lieberman
                             Title: Partner

                         TWP CEO FOUNDERS' CIRCLE (AI), L.P.
                         By: Thomas Weisel Capital Partners LLC, its general partner

                         By: /s/ Mark Lieberman
                             Name: Mark Lieberman
                             Title: Partner

                         TWP CEO FOUNDERS' CIRCLE (QP), L.P.
                         By: Thomas Weisel Capital Partners LLC, its general partner

                         By: /s/ Mark Lieberman
                             Name: Mark Lieberman
                             Title: Partner

                         THOMAS WEISEL CAPITAL PARTNERS (DUTCH), L.P.
                         By: Thomas Weisel Capital Partners (Dutch) LLC, its general partner
                         By: Thomas Weisel Capital Partners LLC, its managing member

                         By: /s/ Mark Lieberman
                            Name: Mark Lieberman
                            Title: Partner

                         THOMAS WEISEL CAPITAL PARTNERS (DUTCH II), L.P.
                         By: Thomas Weisel Capital Partners (Dutch) LLC, its general partner
                         By: Thomas Weisel Capital Partners LLC, its managing member

                         By: /s/ Mark Lieberman
                            Name: Mark Lieberman
                            Title: Partner


                         TWP CENTRPORT INVESTORS
                         By: Shaugn Stanley, its general partner

                         By: /s/ Shaugn Stanley
                            Name: Shaugn Stanley
                            Title: Chief Financial Officer

                         TWP 2000 CO-INVESTMENT FUND, L.P.
                         By: Thomas Weisel Capital Partners LLC, its general partner

                         By: /s/ Mark Lieberman
                            Name: Mark Lieberman
                            Title: Partner

                         THOMAS WEISEL CAPITAL PARTNERS PARTNER FUND LLC
                         By:  Thomas Weisel Capital Partners LLC, its manager

                         By: /s/ Mark Lieberman
                            Name: Mark Lieberman
                            Title: Partner

                         THOMAS WEISEL CAPITAL PARTNERS EMPLOYEE FUND LP
                         By:  Thomas Weisel Capital Partners LLC, its manager

                         By: /s/ Mark Lieberman
                            Name: Mark Lieberman
                            Title: Partner

                         VENTURE STRATEGY PARTNERS II, LP

                         By: /s/ Joanna Rees Gallanter
                         Name: Joanna Rees Gallanter
                         Title: Managing Partner

                         VENTURE STRATEGY AFFILIATE FUND, L.P.

                         By: /s/ Joanna Rees Gallanter
                         Name: Joanna Rees Gallanter
                         Title: Managing Partner

                         MODEM MEDIA, INC.

                         By: /s/ Sloane Levy
                         Name:  Sloane Levy
                         Title: Vice President and General Counsel


                         TRIDENT CAPITAL FUND-V, L.P.
                         By:  Trident Capital Management - V, L.L.C.,
                         Its General Partner

                         By: /s/ Venetia Kontogouris
                         Name: Venetia Kontogouris
                         Title: Managing Director

                         WHEATLEY ASSOCIATES III, L.P.
                         By: Wheatley Partners III, LLC, General Partner

                         By: /s/ Jonathan Lieber
                         Name: Jonathan Lieber
                         Title:  Vice President

                         WHEATLEY PARTNERS III, L.P.
                         By: Wheatley Partners III, LLC, General Partner

                         By: /s/ Jonathan Lieber
                         Name: Jonathan Lieber
                         Title:  Vice President

                         WHEATLEY FOREIGN PARTNERS III, L.P.
                         By: Wheatley Partners III, LLC, General Partner

                         By: /s/ Jonathan Lieber
                         Name: Jonathan Lieber
                         Title:  Vice President

                         DRAPER RICHARDS LP
                         By:  Draper Richards Management Company
                         By: /s/ William H. Draper, III
                            Name:  William H. Draper, III
                            Its:  President

                                   Exhibit A
                                   ---------
                                                   Number of Shares of    Number of Shares of
                                                     Preferred Stock        Preferred Stock
                Name of Investor                   From CentrPort, Inc.  from Modem Media, Inc
                ----------------                   --------------------  ----------------------
Thomas Weisel Capital Partners, L.P.
One Montgomery Street
Suite 3700
San Francisco, CA  94104                                     16,481,108               3,745,707

TWP CEO Founders' Circle (AI), L.P.
(see address above)                                             397,761                  90,400

TWP CEO Founders' Circle (QP), L.P.
(see address above)                                           1,453,240                 330,282

Thomas Weisel Capital Partners (Dutch I), L.P.
(see address above)                                             385,577                  87,631

Thomas Weisel Capital Partners (Dutch II), L.P.
(see address above)                                             385,577                  87,631

TWP Centrport Investors (see address above)                      77,181                  17,541

TWP 2000 Co-Investment Fund, L.P.
(see address above)                                             260,383                  59,178

Thomas Weisel Capital Partners Partner Fund
LLC (see address above)                                         769,612                 174,912

Thomas Weisel Capital Partners Employee
Fund LP (see address above)                                     156,671                  35,607

Venture Strategy Partners II, L.P.
655 Third Street
San Francisco, CA  94107                                      6,555,741               1,667,943

Venture Strategy Affiliate Fund, L.P.
(see above address)                                             690,013                 168,183

Staenberg Capital
1932 First Avenue
Suite 314
Seattle, WA  98101                                               67,890                  15,430

Trident Capital
505 Hamilton Avenue
Suite 200
Palo Alto, CA  94301                                          6,789,037               1,542,963

Wheatley Partners III, L.P.
80 Cutter Mill Road
Suite 311
Great Neck, NY  11021

With a copy to:

825 Third Avenue
New York, NY  10022                                             947,718                 215,391

Wheatley Associates III, L.P.
(see above address)                                             207,396                  47,135

Wheatley Foreign Partners III, L.P.
(see above address)                                             202,693                  46,067

Draper Richards LP
50 California Street
Suite 2925
San Francisco, CA  94111                                        833,200                       0

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